Filed Pursuant to Rule 424(b)(2)
Registration No. 333-269991

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 5, 2025

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated February 24, 2023)

€

Dover Corporation

  % Notes due 20

Dover Corporation is offering €     aggregate principal amount of   % notes due 20     (the “notes”). The notes will bear interest at the rate of   % per year, which interest shall accrue from    , 2025. Interest on the notes will be payable in arrears annually on     , commencing     , 2026. The notes will mature on     , 20 .

We may redeem some or all of the notes at any time, at the “make-whole” redemption price indicated under the heading “Description of Notes—Optional Redemption” beginning on page S-15 of this prospectus supplement. In addition, the notes may be redeemed in whole but not in part, at any time at our option, in the event of certain developments affecting U.S. taxation. See “Description of Notes—Redemption for Tax Reasons” on page S-17 of this prospectus supplement.

Upon the occurrence of a change of control triggering event, the holders of the notes may require us to repurchase some or all of their notes at a purchase price equal to 101% of the principal amount of the notes plus accrued interest to, but excluding, the repurchase date. See “Description of Notes—Change of Control” beginning on page S-18 of this prospectus supplement.

The notes will be our senior unsecured debt obligations and will rank on parity with all of our other senior unsecured indebtedness. The notes will not be convertible or exchangeable for any other securities. The notes will be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Investing in our notes involves risks that are described under “Risk Factors” beginning on page S-5 of this prospectus supplement and under “Risk Factors” on page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount		Proceeds, Before Expenses, to Us
Per note		%		%		%
Total	€		€		€

(1)	Plus accrued interest, if any, from , 2025.

We intend to apply to list the notes on The New York Stock Exchange (the “NYSE”). The listing application will be subject to the approval by the NYSE. We expect listing of the notes on the NYSE to occur within 30 days after the original issue date. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

We expect to deliver the notes to purchasers through the book-entry delivery system of Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”) on or about     , 2025, which is the     London business day following the date of this prospectus supplement. Purchasers of the notes should note that trading of the notes may be affected by this settlement date.

Joint Book-Running Managers

BofA Securities	Citigroup	ING

Deutsche Bank	Goldman Sachs & Co. LLC	HSBC	J.P. Morgan

Co-Managers

BNP PARIBAS	Scotiabank	US Bancorp	Academy Securities

   , 2025

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and other matters relating to us and our business, properties, financial condition, results of operations and prospects. The second part is the accompanying prospectus, which gives more general information about debt securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent that information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement replaces the information in the accompanying prospectus.

Except as the context otherwise requires, or as otherwise specified in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” “the Company” and “Dover” refer to Dover Corporation and its subsidiaries. References to “euro,” “euros” and “€” are to the single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty on the functioning of the European Union, as amended, and “U.S. dollars,” “U.S.$” or “$” are to the currency of the United States of America. Except as noted, all financial data included or incorporated by reference in this prospectus supplement have been presented in accordance with generally accepted accounting principles of the United States of America.

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we may refer you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should only assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of the respective document. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Neither this prospectus supplement, any related free writing prospectus that we provide to you nor the accompanying prospectus constitutes an offer, or a solicitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any notes and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not consider any information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision with respect to the notes.

Trademarks, Service Marks and Trade Names

We own or have rights to various trademarks, service marks and trade names, including those that may be mentioned in this prospectus supplement, that we use in connection with the operation of our business. This prospectus supplement may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. We do not intend our use or display of third parties’ trademarks, service

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marks or trade names in this prospectus supplement to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship by us of, these third parties. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the rights of the applicable licensor to such trademarks, service marks and trade names.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA (each, a “Member State”) will be made pursuant to an exemption under Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation. Neither we nor the joint book-running managers have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the joint book-running managers to publish a prospectus for such offer.

MiFID II product governance/Professional investors and ECPs only target market - Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the United Kingdom (“UK”) will be made pursuant to an exemption under the FSMA from the requirement to publish a prospectus for offers of notes.

Neither we nor the joint book-running managers have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the joint book-running managers to publish a prospectus for such offer. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.

This prospectus supplement, the accompanying prospectus and any other material in relation to the notes described herein are being distributed only to, and are directed only at persons outside the United Kingdom or, if in the United Kingdom, persons who are “qualified investors” (as defined in the UK Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” The notes are only available to, and any investment activity or invitation, offer or agreement to subscribe for, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus supplement, the accompanying prospectus and their contents should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents. The notes are not being offered to the public in the United Kingdom.

UK MiFIR product governance/Professional investors and ECPs only target market - Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

IN CONNECTION WITH THE ISSUE OF THE NOTES, CITIGROUP GLOBAL MARKETS LIMITED (IN THIS CAPACITY, THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON ITS BEHALF) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, STABILIZATION MAY NOT NECESSARILY OCCUR. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY CEASE AT ANY TIME. SEE “UNDERWRITING.” ANY STABILIZATION ACTION COMMENCED MUST BE CARRIED OUT IN ACCORDANCE WITH APPLICABLE LAWS AND REGULATIONS. SEE “UNDERWRITING.”

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information which we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and the accompanying prospectus and in our other filings with the SEC.

We incorporate by reference the following documents that we previously filed with the SEC (SEC File No. 001-04018) (other than any information in such documents that is deemed not to be filed):

•	our annual report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 14, 2025 (the “2024 Annual Report”);

•	the portions of our proxy statement filed with the SEC on March 20, 2025 incorporated by reference into the 2024 Annual Report;

•

our quarterly reports on Form 10-Q for the quarters ended March  31, 2025, June  30, 2025 and September 30, 2025, filed with the SEC on April 24, 2025, July 24, 2025 and October 23, 2025, respectively; and

•	our current reports on Form 8-K, filed with the SEC on April 3, 2025 and May 6, 2025.

These documents contain important information about our business and our financial performance.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date hereof and prior to the termination of the offering; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K, unless, and to the extent, specified in any such current report on Form 8-K. Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and accompanying prospectus.

You may obtain a free copy of these filings from us by telephoning or writing to us at the following address and telephone number:

Dover Corporation

3005 Highland Parkway, Suite 200

Downers Grove, IL 60515

Attention: Corporate Secretary

Telephone: +1-630-541-1540

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. In addition, we have filed a registration statement and related exhibits with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov or at our website at www.dovercorporation.com. Except for the SEC filings that are incorporated by reference in this prospectus supplement and the accompanying prospectus, the contents of our website are not part of these documents.

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FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus may constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Private Securities Litigation Reform Act of 1995. All statements in this document other than statements of historical fact are statements that are, or could be deemed, “forward-looking” statements. Forward-looking statements may be indicated by words or phrases such as “may,” “anticipate,” “expect,” “believe,” “intend,” “continue,” “guidance,” “estimate,” “suggest,” “will,” “plan,” “should,” “would,” “could,” “forecast” and other words and terms that use the future tense or have a similar meaning.

Forward-looking statements are based on current expectations and are subject to numerous important risks, uncertainties and assumptions, including those described in our 2024 Annual Report. Factors that could cause actual results to differ materially from current expectations include, among others, the factors discussed under “Risk Factors” herein, under “Risk Factors” in our filings with the SEC incorporated by reference into this prospectus supplement and the factors listed below:

•	general economic conditions and conditions in the particular markets in which we operate;

•	supply chain constraints and labor shortages that could result in production stoppages, inflation in material input costs and freight logistics;

•

the impacts of natural or human induced disasters, acts of war, terrorism, international conflicts, and public health crises or other future pandemics on the global economy and on our customers, suppliers, employees, business and cash flows;

•	changes in customer demand and capital spending;

•	competitive factors and pricing pressures;

•	our ability to develop and launch new products in a cost-effective manner;

•	changes in law, including the effect of tax laws and developments with respect to trade policy and tariffs;

•	our ability to identify and complete acquisitions and integrate and realize synergies from newly acquired businesses;

•	acquisition valuation levels; the impact of interest rate and currency exchange rate fluctuations;

•

capital allocation plans and changes in those plans, including with respect to dividends, share repurchases, investments in research and development, capital expenditures and acquisitions; our ability to effectively deploy capital resulting from dispositions;

•	our ability to derive expected benefits from restructurings, productivity initiatives and other cost reduction actions;

•	the impact of legal compliance risks and litigation, including with respect to product quality and safety, cybersecurity and privacy;

•	our ability to capture and protect intellectual property rights; and

•	various other factors that are described in our periodic reports filed with or furnished to the SEC, including our 2024 Annual Report.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

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SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision.

Dover Corporation

Dover Corporation is a diversified global manufacturer and solutions provider delivering innovative equipment and components, consumable supplies, aftermarket parts, software and digital solutions and support services through five operating segments: Engineered Products, Clean Energy & Fueling, Imaging & Identification, Pumps & Process Solutions, and Climate & Sustainability Technologies. Dover was incorporated in 1947 in the State of Delaware and became a publicly traded company in 1955. Dover is headquartered in Downers Grove, Illinois and currently employs approximately 24,000 people worldwide. Dover’s address for legal notices is c/o The Prentice-Hall Corporation System, Inc., 251 Little Falls Drive, Wilmington, DE 19808.

Dover’s five segments are structured around businesses with similar business models, go-to-market strategies, product categories, and manufacturing practices. This structure increases management efficiency, better aligns Dover’s operations with its strategic initiatives and capital allocation priorities, and provides greater transparency about performance to external stakeholders. Dover’s five operating and reportable segments are as follows:

•

Our Engineered Products segment provides a wide range of equipment, components, software, solutions and services to the vehicle aftermarket, aerospace and defense, industrial winch and hoist, and fluid dispensing end-markets.

•

Our Clean Energy & Fueling segment provides components, equipment, software solutions and services enabling safe and reliable storage, transport, dispensing and remote monitoring of traditional and clean fuels (including liquefied natural gas, hydrogen, and electric vehicle charging), cryogenic gases, and other hazardous substances along the supply chain, and safe and efficient operation of convenience retail, retail fueling and vehicle wash establishments.

•

Our Imaging & Identification segment supplies precision marking and coding, product traceability, brand protection and digital textile printing equipment, as well as related consumables, software and services to the global packaged and consumer goods, pharmaceutical, industrial manufacturing, textile and other end-markets.

•

Our Pumps & Process Solutions segment manufactures specialty pumps and flow meters, fluid transfer connectors, highly engineered precision components, instruments and digital controls for rotating and reciprocating machines, polymer processing equipment, and measurement, inspection, and control technologies, serving single-use biopharmaceutical production, diversified industrial manufacturing applications, chemical production, plastics and polymer processing, midstream and downstream oil and gas, clean energy markets, thermal management, wire and cable, food and beverage, semiconductor production and medical applications and other end-markets.

•

Our Climate & Sustainability Technologies segment is a provider of innovative and energy-efficient equipment, components, solutions, services and parts for the commercial refrigeration, heating and cooling and beverage can-making equipment end-markets.

The Offering

The following is a brief summary of some of the terms of the notes. For a more complete description of the terms of the notes see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Dover Corporation

Notes Offered	€ aggregate principal amount of % notes due 20 .

Maturity	, 20 .

Interest Rate and Payment Dates	The notes will bear interest at a rate of % per annum, paid annually in arrears on of each year, beginning on , 2026.

Ranking	The notes will be our unsecured, unsubordinated obligations and will:

•	rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness;

•	rank senior in right of payment to any of our future indebtedness that is subordinated to the notes;

•	be effectively subordinated in right of payment to all of our future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of our subsidiaries.

As of September 30, 2025, we had approximately $5,757.7 million of total liabilities on a consolidated basis, including $3,076.0 million of senior indebtedness outstanding. Of this amount, the Company’s subsidiaries had approximately $2,790.6 million of liabilities (including trade payables) to which the notes will be effectively subordinated.

Form and Denomination	The notes will be issued in minimum denominations of €100,000 in principal amount and integral multiples of €1,000 in excess thereof. These global notes will be deposited with a common depositary on behalf of Euroclear and Clearstream and registered in the name of the common depositary or its nominee. Except in the limited circumstances described under “Description of Notes—Book-Entry, Delivery and Form,” notes in certificated form will not be issued or exchanged for interests in global securities.

Optional Redemption	We may redeem the notes in whole or in part at any time prior to , 20 (the date that is months prior to the maturity date of the notes) at the “make-whole” redemption price determined as described under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, to, but excluding, the redemption date. We may redeem the notes in whole or in part at any time on or after     , 20   (the date that is    months prior to the maturity date of the notes) at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, to, but excluding, the redemption date.

Additional Amounts	We will, subject to certain exceptions and limitations set forth in this prospectus supplement, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us of the principal of, premium, if any, and interest on the notes to a holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable. See “Description of Notes—Payment of Additional Amounts.”

Redemption for Tax Reasons	We may redeem all, but not part, of the notes in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States). This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the notes to, but excluding, the date fixed for redemption. See “Description of Notes—Redemption for Tax Reasons.”

Change of Control	Upon a change of control triggering event, the holders of the notes may require us to repurchase some or all of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to, but excluding, the repurchase date. See “Description of Notes—Change of Control.”

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects.

Governing Law	State of New York.

Listing	We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We expect listing of the notes on the NYSE to occur within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Trading	The notes are a new issue of securities with no established trading market. Certain of the underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making with respect to the notes at any time without notice. See “Underwriting” in this prospectus supplement for more information about possible market-making by the underwriters.

Trustee	The Bank of New York Mellon.

Paying Agent	The Bank of New York Mellon, London Branch.

Use of Proceeds	We estimate that the net proceeds from the offering, after deducting the underwriters’ discount and estimated offering expenses payable by us, will be approximately € million. We intend to use these proceeds for general corporate purposes, which may include repayment of debt (including the repayment of our 3.150% notes due 2025 upon maturity), additions to working capital, capital expenditures, investments in our subsidiaries, any future acquisitions and the repurchase or retirement of securities, including shares of our common stock. See “Use of Proceeds” in this prospectus supplement.

Common Code

ISIN

CUSIP

Legal Entity Identifier of the Issuer	549300FMC2ALGA7N9E80

Risk Factors	See “Risk Factors” included in this prospectus supplement and “Risk Factors” in the accompanying prospectus, as well as the “Risk Factors” contained in the documents incorporated or deemed incorporated by reference herein, for a discussion of risks you should carefully consider before deciding to invest in the notes.

RISK FACTORS

Before investing in the notes, you should carefully consider the risks described below in addition to the risks described in “Item 1A. Risk Factors” in our 2024 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities of our subsidiaries.

We conduct substantially all of our operations through our subsidiaries. Our primary source of cash to pay principal of and premium and additional amounts, if any, and interest on the notes is from dividends and other payments from our subsidiaries. Our subsidiaries’ ability to make such payments may be restricted by, among other things, applicable state and foreign corporate laws and other laws and regulations. However, the notes will be obligations exclusively of Dover Corporation and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to trade creditors), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.

As of September 30, 2025, we had approximately $5,757.7 million of total liabilities on a consolidated basis, including $3,076.0 million of senior indebtedness outstanding. Of this amount, our subsidiaries had approximately $2,790.6 million (including trade payables) to which the notes will be effectively subordinated.

There are no financial covenants in the indenture.

Neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including senior debt, under the indenture governing the notes. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

There are no financial covenants in the indenture, other than limitations on the incurrence of secured debt and sale and leaseback transactions. However, there are financial covenants in the agreement governing our outstanding credit facility and there may be financial covenants in agreements governing our future indebtedness. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Notes—Change of Control” in this prospectus supplement and “Description of Debt Securities—Mergers, Consolidations and Certain Sales of Assets” included in the accompanying prospectus.

We may not be able to repurchase all of the notes upon a change of control triggering event.

Upon the occurrence of a change of control triggering event, the holders of notes may require us to repurchase some or all of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to, but excluding, the repurchase date. As described under “Description of Notes—Change of Control,” upon the occurrence of a change of control triggering event, we will be required to make to each holder of then outstanding notes an offer to repurchase the notes. We may not have sufficient funds to repurchase the notes and our other outstanding debt securities that contain similar repurchase obligations or the ability to arrange necessary financing on acceptable terms to effect the repurchase of all such notes and other debt securities. Our failure to offer to repurchase all outstanding notes or to repurchase all validly tendered notes would be an event of default under the indenture for the notes. Such an event of default may cause the acceleration of our other debt. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash.

We have outstanding indebtedness, and our indebtedness may increase if we issue additional debt securities and do not retire existing debt.

We have outstanding debt and other financial obligations and significant unused borrowing capacity. Our debt level and related debt service obligations could have important consequences. For example, our existing and future debt and other financial obligations could:

•	require us to dedicate significant cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds we have available for other purposes;

•	reduce our flexibility in planning for or reacting to changes in our business and market conditions; and

•	expose us to interest rate risk since a portion of our debt obligations is at variable rates.

If we incur new debt, the risks described above could increase.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market. Although we intend to apply for listing of the notes for trading on the NYSE, no assurance can be given that the notes will become or will remain listed or regarding development of a trading market for the notes. Failure of the notes to be listed on, or the delisting of the notes from, the NYSE may have a material adverse effect on a holder’s ability to sell such notes. Certain of the underwriters for this offering have advised us that they currently intend to make a market in the notes after completion of the offering. However, the underwriters are not obligated to do so and may discontinue any market-making with respect to the notes at any time without notice, in their sole discretion. In addition, the liquidity of any trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for these notes, prevailing interest rates and changes in our consolidated financial condition, results of operations or prospects, general economic conditions and other factors. As a result, there is no assurance that an active trading market will develop for the notes. To the extent an active trading market does not develop, you may not be able to resell your notes at their fair market value or at all.

Changes in our credit ratings or the debt markets could adversely affect the market prices of the notes.

The market prices for the notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market prices of the notes.

Credit rating agencies continually review their ratings for the companies that they follow, including us. Negative changes in our ratings could have an adverse effect on the market prices of the notes.

Holders of the notes will receive payments solely in euro except under the limited circumstances provided herein.

All payments of interest on and the principal of the notes and any redemption price for, or additional amounts with respect to, the notes will be made in euro except under the limited circumstances provided herein. See “Description of Notes—Issuance in Euro; Payment on the Notes.” We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of such notes in converting, payments of interest, principal, any redemption price or any additional amount in euro made with respect to such notes into U.S. dollars or any other currency.

An investment in the notes by a purchaser whose home currency is not euro entails significant risks.

The initial investors in the notes will be required to pay for the notes in euro. Neither we nor the underwriters will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

We have no control over a number of factors affecting the notes and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries and the extent of government surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary fiscal and trade policies pursued by the governments of various countries to important to international trade and finance. Moreover, global economic instability and the actions taken or to be taken by various national governments in response to such instability as well as market perceptions concerning the instability of the euro could significantly affect the exchange rates between the euro and the investor’s home currency.

The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in the decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the notes.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, legal and tax advisors as to the risks involved in an investment in the notes.

Market perceptions concerning the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the euro entirely, could adversely affect the value of the Notes.

Despite the European Commission’s measures to address sovereign debt issues in Europe, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual member states. These and other concerns could lead to the re-introduction of individual currencies in one or more member states, or, in more extreme circumstances, the possible dissolution of the euro entirely. Should the euro dissolve entirely, the legal and contractual consequences for holders of euro-denominated obligations would be determined by laws in effect at such time. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the Notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euro.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. There can be no assurance that this exchange rate will be as favorable to holders of notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. A U.S. federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

The notes will initially be held in book-entry form and therefore investors must rely on the procedures of Euroclear and Clearstream to exercise any rights and remedies.

So long as Euroclear or Clearstream or their common depositary or nominee is the registered holder of the notes issued in the form of one or more global notes, Euroclear, Clearstream or such common depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture. Payments of principal, interest and premium and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream, such common depositary or such nominee, as the case may be, as registered holder thereof. After payment to the common depositary for Euroclear and Clearstream, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if investors own a book-entry interest, they must rely on the procedures of Euroclear and Clearstream and, if investors are not participants in Euroclear and Clearstream, they must rely on the procedures of the participant through which they own their interest, to receive such payments or to exercise any other rights and obligations of a holder of notes under the indenture.

Unlike the holders of the Notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents, requests for waivers or other actions from holders of the notes. Instead, if an investor owns a book-entry interest, it will be permitted to act only to the extent it has received appropriate proxies to do so from Euroclear and Clearstream. The procedures implemented for the granting of such proxies may not be sufficient to enable such investor to vote on a timely basis.

Similarly, upon the occurrence of an event of default under the indenture, unless and until definitive or certificated registered Notes are issued in respect of all book-entry interests, if investors own book-entry interests, they will be restricted to acting through Euroclear and Clearstream. The procedures to be implemented through Euroclear and Clearstream, may not be adequate to ensure the timely exercise of rights under the notes. See “Description of Notes—Book-Entry, Delivery and Form” in this prospectus supplement.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

USE OF PROCEEDS

We intend to use the net proceeds of this offering for general corporate purposes, which may include repayment of debt (including the repayment of our 3.150% notes due 2025 upon maturity), additions to working capital, capital expenditures, investments in our subsidiaries, any future acquisitions and the repurchase or retirement of securities, including shares of our common stock. The net proceeds may be temporarily invested prior to use.

Certain of the underwriters and/or their affiliates may hold positions in the 3.150% notes due 2025, which may be repaid at maturity with the net proceeds of this offering, and therefore may receive a portion of such proceeds upon such repayment.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2025:

•	on a principal basis,

•	on an actual basis, and

•

on an “as adjusted” basis to give effect to the sale of the notes in this offering, the repayment of our 3.150% notes due 2025 upon maturity and the application of the net proceeds from this offering after deducting the underwriters’ discounts and estimated offering expenses.

You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement. The capitalization table below is not necessarily indicative of our future capitalization or financial condition.

	September 30, 2025
	Principal	Actual(1)	As adjusted(2)
	(in thousands, except par value and share amounts)
Cash and cash equivalents	—	$1,552,804	$

Short-term debt
Current portion of long-term debt (3)	$400,000	$399,916	$

Short-term borrowings		$730	$

Short-term borrowings and current portion of long-term debt (3)		$400,646

Long-term debt, net of current
1.25% notes due November 9, 2026 (euro-denominated)	€600,000	$698,820	$
0.750% notes due November 4, 2027 (euro-denominated)	€500,000	$581,534	$
6.65% debentures due June 1, 2028	$200,000	$199,732	$
2.950% notes due November 4, 2029	$300,000	$298,450	$
5.375% debentures due October 15, 2035	$300,000	$297,495	$
6.60% notes due March 15, 2038	$250,000	$248,590	$
5.375% notes due March 1, 2041	$350,000	$345,741	$
% notes due offered hereby (euro-denominated)	€—

Total long-term debt, net of current	—	$2,670,362	$
Common stock, $1 par value, authorized 500,000,000 shares; issued and outstanding 260,162,987 shares	—	$260,163	$
Additional paid-in capital	—	921,980
Accumulated other comprehensive loss	—	(206,262)
Retained earnings	—	14,008,333
Common shares in treasury, at cost; 123,014,553 shares	—	(7,321,278)

Total stockholders’ equity	—	$7,662,936	$

Total capitalization (4)	—	$10,733,944	$

(1)

Carrying amount is net of unamortized debt discount and deferred debt issuance costs. Total unamortized debt discounts were $7.6 million as of September 30, 2025. Total deferred debt issuance costs were $5.7 million as of September 30, 2025.

(2)

The amount of the “as adjusted” column of the above table is the U.S. dollar equivalent of the aggregate principal amount of the notes being offered hereby from euro using an exchange rate of €1.00 = $1.1541, the noon buying rate published by the Federal Reserve Bank of New York for the euro/U.S.$ exchange rate on October 31, 2025. Carrying amount is net of unamortized debt discount and deferred debt issuance costs, as adjusted, which were $     and $    , respectively, as of September 30, 2025.

(3)	Represents $400 million principal amount of 3.150% notes due November 15, 2025.
(4)	The Total Capitalization includes short-term debt and long-term debt.

DESCRIPTION OF NOTES

The following description of the terms of the notes offered hereby supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. In this “Description of Notes” section, the terms “we,” “our,” “us,” “the Company” and “Dover” refer solely to Dover Corporation (and not its subsidiaries).

General

The notes will be issued under our indenture, dated as of February 8, 2001, between us and The Bank of New York Mellon, a New York banking corporation, as successor trustee to JPMorgan Chase Bank, N.A. (successor to Bank One Trust Company, N.A.), as supplemented by the first supplemental indenture, dated as of October 13, 2005, the second supplemental indenture, dated as of March 14, 2008, the third supplemental indenture, dated as of February 22, 2011, the fourth supplemental indenture, dated as of December 2, 2013, the fifth supplemental indenture, dated as of November 3, 2015, the sixth supplemental indenture, dated as of November 9, 2016, the seventh supplemental indenture, dated as of November 4, 2019, the eighth supplemental indenture, dated as of November 4, 2019, and the Ninth Supplemental Indenture, to be entered into between us, The Bank of New York Mellon, as trustee, and The Bank of New York Mellon, London Branch, as paying agent (together, the “indenture”).

The notes will constitute a new separate series of notes under the indenture and will mature on    , 20  .

The notes will bear interest at the rate of   % per year, accruing from     , 2025 or the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes annually in arrears on      of each year, beginning on     , 2026, to the persons in whose names the notes are registered at the close of business on the preceding     . The amount of interest payable for any interest period will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or    , 2025 if no interest has been paid on the notes), to but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

We will issue the notes in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The notes will be our senior unsecured debt obligations and will rank on parity with all of our other senior unsecured indebtedness.

The notes will not have the benefit of any sinking fund. The notes will not be convertible or exchangeable.

The provisions relating to defeasance and covenant defeasance that are described below will apply to the notes.

Transfer of the notes shall be registrable, the notes shall be exchangeable for notes of a like aggregate principal amount and notices and demands to or on us in respect of the notes and the indenture may be served at the office or agency we maintain for such purpose in New York, New York, which shall initially be the Corporate Trust Office of the trustee in New York, New York.

Issuance in Euro; Payment on the Notes

Initial holders will be required to pay for the notes in euro, and all payments of principal of, the redemption price (if any), change of control payments (as defined below, if any), and interest and additional amounts (as defined below, if any), on the notes, will be payable in euros; provided, that if on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Any references in this prospectus supplement to payments being made in euros notwithstanding, payments shall be made in U.S. dollars to the extent set forth under this heading “—Issuance in Euro; Payment on the Notes.”

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Paying Agent and Registrar

The Bank of New York Mellon, London Branch will initially act as paying agent for the notes. The Bank of New York Mellon will initially act as security registrar for the Notes. Upon notice to the trustee, we may change any Paying Agent or security registrar.

Business Day

The term “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Issuance of Additional Notes

The notes are initially limited in aggregate principal amount to €     . We may, without the consent of the holders, increase the principal amount of notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue date, issue price, interest accrued prior to the issue date of the additional notes and, in some cases, the first interest payment date. The additional notes will be fungible for U.S. federal income tax purposes with, and will have the same ISIN and CUSIP numbers as, the notes offered hereby. Under the indenture, notes and any additional notes we may issue will be treated as a single series for all purposes under the indenture, including for purposes of determining whether the required percentage of the holders of record has given approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all holders.

We also may, without the consent of the holders, issue other series of debt securities under the indenture in the future on terms and conditions different from the series of notes offered hereby.

Optional Redemption

The notes will be redeemable, in whole or in part, at our option and from time to time. If the notes are redeemed before the Par Call Date (as defined below), the notes will be redeemed at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption and, for the purposes of the calculation, assuming that the notes would be redeemed on the Par Call Date), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus    basis points,

plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date. Notwithstanding the foregoing, installments of interest on notes to be redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

If the notes are redeemed on or after the Par Call Date, the notes may be redeemed at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

“Comparable Government Bond” means, with respect to the notes to be redeemed prior to the Par Call Date in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a bond that is a direct obligation of the Federal Republic of Germany (“German government bond”) whose maturity is closest to the Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the gross redemption yield (rounded to three decimal places, with 0.0005 being rounded upwards) on the Comparable Government Bond on the third Business Day prior to the date fixed for redemption, calculated on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us in accordance with generally accepted market practice at such time.

“Par Call Date” means the date that is      months prior to the maturity date of the notes.

Notice of any redemption will be delivered electronically in accordance with the policies and procedures of Euroclear or Clearstream, or otherwise mailed at least 10 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected, in the case of global notes, in accordance with the policies and procedures of Euroclear or Clearstream, and in the case of certificated notes, by the trustee by lot.

The notes are also subject to redemption prior to maturity if certain events occur involving U.S. taxation. If any of these special tax events do occur, the notes will be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to, but excluding, the date fixed for redemption. See “—Redemption for Tax Reasons.”

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us of the principal of, premium, if any, and interest on the notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)

to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)

having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(c)

being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)

being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)

to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of additional amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)

to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or beneficial owner of the notes to comply with our request or a request of our agent to satisfy any certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(6)

to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(7)

to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(8)

to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(9)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7) and (8).

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation (or other entity taxable as a corporation), partnership (or other entity taxable as a partnership) or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any references in this prospectus supplement to principal, premium, interest or any other amount payable in respect of the notes shall be deemed to include additional amounts, as the context shall require.

If we shall be obligated to pay any additional amounts with respect to any payment under or with respect to the notes, we will deliver to the trustee a certificate of an officer stating that such additional amounts shall be payable and the amounts so payable and setting forth such other information as is necessary to enable the trustee or other paying agent to pay such additional amounts to the holders of such notes on the payment date. We will make copies of such certificate, as well as copies of tax receipts or other documentation evidencing the payment of the associated taxes or other charges, available to the holders or beneficial owners of the notes upon written request.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the supplemental indenture related to the notes, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes and such obligation cannot be avoided by the use of reasonable measures available to us, then we may at any time at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those notes to, but excluding, the date fixed for redemption.

Change of Control

If a change of control triggering event occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the then outstanding notes to repurchase all or any part (equal to €1,000 or an integral multiple thereof) of that holder’s notes on the terms set forth in the notes; provided that a holder tendering notes for repurchase only in part must retain not less than €100,000 aggregate principal amount of notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the repurchase date (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, we will electronically deliver or otherwise mail to holders of the notes, and furnish the trustee with a copy thereof, a notice describing the transaction that constitutes or may constitute the change of control triggering event and offer to repurchase the securities on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “change of control payment date”). The notice will set forth the instructions determined by us, consistent with the provisions under this heading “—Change of Control,” that a holder must follow in order to have its notes purchased, and stating that a holder may elect to have such notes purchased by completing the purchase election form annexed to the notes, or a comparable form, together with any other procedures that a holder must follow to accept a change of control offer or effect withdrawal of such acceptance.

The notice will, if sent prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than our Company or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than our Company or one of our subsidiaries). Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (A) we become a direct or indirect wholly-owned subsidiary of a holding company and (B)(i) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (ii) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event with respect to the notes.

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc. and any successor to its rating agency business.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or our intention to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform a responsible officer of the trustee assigned to the corporate trust office of the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain. See “Risk Factors—We may not be able to repurchase all of the notes upon a change of control trigger event.”

Defeasance; Satisfaction and Discharge

The notes will be subject to defeasance and discharge and to defeasance of certain covenants as set forth below.

Defeasance and Discharge. The indenture provides that, upon our exercise of our option, we will be discharged from all our obligations with respect to the notes, except for certain obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of the notes of money or Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay (without reinvestment of any interest earned thereon) the principal of and any premium and interest on the notes on when due in accordance with the terms of the indenture and the notes. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that:

•	we have received from, or there has been published by, the United States Internal Revenue Service a ruling; or

•	there has been a change in tax law,

in either case to the effect that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

Defeasance of Certain Covenants. The indenture provides that, upon our exercise of our option, we may omit to comply with certain restrictive covenants, and the occurrence of certain events of default will be deemed not to be or result in an event of default, in each case with respect to notes. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of the notes (i) money in an amount, (ii) Government Obligations, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount, or (iii) a combination, in each case sufficient to pay (without reinvestment of any interest earned thereon) the principal of and any premium and interest on the notes on their stated maturity and interest payment dates in accordance with the terms of the indenture and the notes. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercised this option with respect to the notes and the notes were declared due and payable because of the occurrence of any event of default, the amount of money and Government Obligations so deposited in trust would be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

As used under this heading “—Defeasance; Satisfaction and Discharge,” the term “Government Obligations” means (i) direct obligations of a Participating Member State, (ii) obligations the timely payment of the principal of and interest on which is fully and unconditionally guaranteed by such Participating Member State, a central bank of a Participating Member State or a governmental agency of such Participating Member State, and (iii) certificates, depositary receipts or other instruments which evidence a direct ownership interest in obligations described in clause (i) or (ii) above or in any specific principal or interest payments due in respect thereof, and the term “Participating Member State” means a member state of the European Union which has adopted or adopts the single currency in accordance with the Treaty establishing the European Community (as that Treaty is amended from time to time).

Modification and Waiver

Supplemental Indentures Requiring Consent of Holders

We (with the authorization of our Board of Directors) and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes affected by such modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding security affected by such modification or amendment:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any note;

•	reduce the principal amount of, or any premium or interest on, any note;

•	reduce the amount of principal of any note payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•

modify such provisions with respect to modification and waiver except to increase percentages or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected thereby.

Supplemental Indentures Not Requiring Consent of Holders

Without the consent of any holders of notes, we and the trustee may supplement the indenture, among other things, to:

•	evidence that another entity has succeeded us and assumed the covenants and obligations of us under the notes and the indenture;

•	add covenants for the benefit of the holders of notes, or to surrender any right or power conferred to us under the indenture;

•	add additional events of default for the benefit of holders of notes;

•	add to or change any provision in the indenture to permit the issuance of notes in uncertificated form;

•

modify or eliminate any provision of the indenture in respect of the notes; provided that such modification (A) will not apply to any debt security created prior to the execution of such supplemental indenture and entitled to the benefit of the existing provision, nor modify the rights of the holder of any notes with respect to the existing provision or (B) will only become effective with there is no such debt security outstanding;

•	pledge property to the trustee as security for the notes;

•	establish the form and terms of any other series of debt securities as permitted by in the indenture;

•	evidence any change of the trustee with respect to the notes, or provide for the administration of the trusts under the indenture by an additional trustee;

•

cure any ambiguity, correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision in the indenture or make any other provisions with respect to matters or questions arising under the indenture; provided that the interests of the holders of the notes are not adversely affected; or

•

conform the text of the indenture or such notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of the indenture or such notes.

The holders of a majority in principal amount of the outstanding notes may waive our compliance with certain restrictive provisions of the indenture as they relate to the notes. The holders of a majority in principal amount of the outstanding notes may waive any past default under the indenture as such default relates to the notes, except a default in the payment of principal, premium or interest on the notes and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding note affected.

Book-Entry, Delivery and Form

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes in fully registered form, without coupons, and will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Dover has been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate the settlement of trades between the nominees of Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear

Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary or its nominee is the registered holder of the global notes, Euroclear, Clearstream, the common depositary, or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of Dover, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal, premium, if any, and interest with respect to the global notes will be credited in euro to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial Settlement

Dover understands that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Dover understands that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in global registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Exchange of Global Notes for Certificated Notes

Subject to certain conditions, the notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and multiples of €1,000 in excess thereof if:

(1)

the common depositary notifies Dover that it is unwilling, unable or no longer qualified to continue as depositary for the global notes and Dover fails to appoint a successor depositary within 90 calendar days;

(2)	Dover, at its option, notifies the trustee in writing that it elects to cause the issuance of certificated notes; or

(3)	there has occurred and is continuing an Event of Default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the common depositary (in accordance with its customary procedures).

Payments (including principal, premium and interest) with respect to notes in certificated form may be made at the office or agency maintained for such purpose in London (initially the corporate trust office of the paying agent) or, at Dover’s option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the notes (maintained by the registrar); provided that all payments (including principal, premium and interest) on notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

Concerning the Trustee

The Bank of New York Mellon, a New York banking corporation, is the trustee under the indenture. We may maintain deposit accounts or conduct other banking transactions with the trustee in the ordinary course of business.

Governing Law

The indenture and the notes will be governed by, and construed and enforced in accordance with, the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes generally the material United States federal income tax considerations with respect to the acquisition, ownership and disposition of a note.

Unless otherwise indicated, this summary addresses only notes purchased at original issue for their original offering price and held by beneficial owners as capital assets (generally, property held for investment), and does not address all of the United States federal income tax considerations that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under United States federal income tax laws (for example, if you are an insurance company, tax-exempt organization or governmental organization, bank or other financial institution, broker or dealer in securities or currencies, trader in securities that elects to use the mark-to-market method of accounting for your securities holdings, regulated investment company, real estate investment trust, “S” corporation, partnership or other pass-through entity (or person holding notes through such entities), person subject to any alternative minimum tax, United States expatriate, United States person with a functional currency other than the U.S. dollar, person that holds notes as part of a straddle, hedge, conversion, constructive sale, or other integrated financial transaction, controlled foreign corporation, passive foreign investment company, or corporation that accumulates earnings to avoid United States federal income tax).

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our notes should consult its own tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our notes, as this summary does not address special tax considerations that may be relevant to such a partner.

This summary is based on current provisions of the Code, Treasury Regulations, judicial opinions, published positions of the Internal Revenue Service (the “IRS”), and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice. This summary does not discuss any aspect of state, local or non-United States taxation, or any United States federal tax considerations other than income taxation (such as the Medicare surtax on net investment income or estate or gift taxes).

We may be required to make payments of additional amounts to you under certain circumstances, including those described under “Description of Notes—Payment of Additional Amounts.” Our obligation to pay such excess amounts may implicate the provisions of the United States Treasury Regulations relating to “contingent payment debt instruments.” Under these regulations, however, a contingency will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is “remote” or is considered to be “incidental”. We believe that the possibility of any such payment is remote and/or incidental and therefore intend to take the position that such possibility does not result in the notes being treated as “contingent payment debt instruments” under the applicable United States Treasury Regulations. This position is binding on you unless you disclose your contrary position in the manner required by applicable United States Treasury Regulations. This determination, however, is not binding on the IRS and it is possible that the IRS may take a different position, in which case you might, among other things, be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on a taxable disposition of the notes. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments. You should consult your tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes and the consequences thereof.

We urge prospective investors in the notes to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax considerations of acquiring, holding and disposing of the notes.

U.S. Holders

This part of the discussion applies to you if you are a “U.S. Holder.” For this purpose, a “U.S. Holder” is a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or (2) that existed on August 20, 1996, and elected to continue its treatment as a domestic trust.

Payments of Interest

Stated interest on a note will generally be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for United States federal income tax purposes as described below.

If you use the cash method of accounting for United States federal income tax purposes and receive a payment of interest on the note in euros, the amount of interest income you recognize will be the U.S. dollar value of the euros you receive on each interest payment date, based on the spot rate in effect on the date of receipt, regardless of whether the payment is converted into U.S. dollars. You will not recognize foreign currency gain or loss with respect to the receipt of such payments, but you may recognize exchange gain or loss attributable to the actual disposition of the euros received.

If you use the accrual method of accounting for United States federal income tax purposes, the amount of income you recognize will be determined using the average U.S. dollar—euro exchange rate in effect during the relevant accrual period. When an accrual period includes but does not end on the last day of your taxable year, the relevant U.S. dollar—euro exchange rate with respect to each partial accrual period will be the average U.S. dollar—euro exchange rate for such partial accrual period. Alternatively, instead of the average U.S. dollar—euro exchange rate during the accrual period, you may elect to use the U.S. dollar—euro exchange rate on the last day of the relevant accrual period (or the last day of your taxable year, if the accrual period includes but does not end on the last day of your taxable year), or the payment date, if such date is within five business days of the last day of the accrual period. If you make this election, it will apply to all debt instruments you hold on or after the beginning of the year in which the election is made and it cannot be revoked without the consent of the IRS.

If you use the accrual method of accounting for United States federal income tax purposes, when you actually receive a payment of interest on a note (including, upon the disposition of a note, the receipt of proceeds which include amounts attributable to accrued interest), you will recognize foreign currency gain or loss with respect to any differences in the U.S. dollar—euro exchange rate used to accrue such interest and the U.S. dollar—euro exchange rate on the payment date, regardless of whether the payment is in fact converted to U.S. dollars. Any foreign currency gain or loss recognized will be treated as ordinary income or loss and generally will not be treated as an adjustment to interest income or expense.

Sale, Exchange, Redemption or Disposition of a Note

Subject to the foreign currency rules described below, upon the sale, exchange, redemption or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between (i) the amount you realize on the sale, exchange, redemption or other taxable disposition (other than amounts, if any, attributable to accrued but unpaid stated interest, which will be taxable as ordinary interest income to the extent not previously included in income, regardless of whether you otherwise recognize an overall loss as a result of the sale, exchange, redemption or other taxable disposition) and (ii) your adjusted tax basis in the note. The amount realized by you upon the sale, exchange, redemption or other taxable disposition of a note in exchange for euros will be the U.S. dollar value of the euros received (with the exception of amounts attributable to accrued but unpaid stated interest, which will be taxable as ordinary interest income to the extent not previously included in income), determined on the date of the sale, exchange, redemption or other taxable disposition or, if the notes are traded on an established securities market, on the settlement date in the case of a note sold by a cash method taxpayer or an accrual method taxpayer who elects such treatment. No assurance can be given regarding whether the notes will be traded on an established securities market. Such an election by an accrual method taxpayer will apply to all purchases and sales of debt instruments that are traded on an established securities market and cannot be revoked without the consent of the IRS. If the notes are not traded on an established securities market (or, if the notes are so traded, but you are an accrual method taxpayer that has not made the settlement date election), you will recognize foreign currency gain or loss (taxable as ordinary income or loss) to the extent that the U.S. dollar value of the euros received determined on the settlement date differs from the U.S. dollar value of the amount realized. Your adjusted tax basis in a note generally will be the U.S. dollar value of the euros you paid to acquire the note determined on the date of purchase (or, if the notes are traded on an established securities market, on the settlement date if you are a cash method taxpayer or you are an electing accrual method taxpayer).

The gain or loss you recognize on the sale, exchange, redemption or other taxable disposition of a note generally will be capital gain or loss except to the extent it is attributable to movement in currency exchange rates between the time you purchased the note and the time of its disposition (the consequences of which are described below). Any capital gain or loss will be long-term capital gain or loss if, at the time of the sale, exchange, redemption or other taxable disposition, you have held the note for more than one year. Otherwise, such gain or loss will be short-term capital gain or loss. Under current United States federal income tax law, net long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitations.

Foreign currency gain or loss attributable to exchange rate fluctuations will equal the difference between (i) the U.S. dollar value of your purchase price in euros of the note, determined using the spot price on the date the note is disposed of (or, if the notes are traded on an established securities market and you are a cash method taxpayer or an electing accrual method taxpayer, the settlement date of such disposition), and (ii) the U.S. dollar value of your purchase price in euros of the note, determined using the spot price on the date you purchased the note (or, if the notes are traded on an established securities market and you are a cash method taxpayer or an electing accrual method taxpayer, the settlement date of such purchase). Any such foreign currency gain or loss (including, for this purpose, any foreign currency gain or loss with respect to accrued interest) will be treated as ordinary income or loss and is limited to the amount of overall gain or loss realized on the sale, exchange, redemption or other taxable disposition of your note.

In certain circumstances, United States Treasury Regulations require foreign exchange losses in excess of a threshold amount to be reported to the IRS. U.S. Holders should consult their tax advisors to determine the tax return obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886.

Sale or Disposition of Euros

If you sell or otherwise dispose of euros in exchange for U.S. dollars, you will have taxable foreign currency gain or loss equal to the difference between the amount of U.S. dollars received and your U.S. dollar tax basis in the euros. Your tax basis in the euros received as interest on a note or on the sale, exchange, redemption or other taxable disposition of a note will generally be the U.S. dollar value of such euros when the euros are received. Any gain or loss on the sale or other disposition of euros (including the use of euros to purchase a note) will be ordinary income or loss.

Backup Withholding and Information Reporting

Unless you are an exempt recipient (e.g., a corporation or certain tax-exempt organizations), backup withholding tax (currently at a rate of 24%) and certain information reporting requirements may apply to payments we make to you of principal and interest on, and proceeds of the sale or exchange before maturity of, a note. Backup withholding and information reporting will not apply to payments that we make on the notes to exempt recipients that establish their status as such, regardless of whether such entities are the beneficial owners of such notes or hold such notes as a custodian, nominee or agent of the beneficial owner. However, with respect to payments made to a custodian, nominee or agent of the beneficial owner, backup withholding and information reporting may apply to payments made by such custodian, nominee or other agent to you unless you are an exempt recipient and establish your status as such or, in the case of backup withholding, you satisfy the requirements described below.

If you are not an exempt recipient (for example, if you are an individual), backup withholding will not be applicable to payments made to you if you (i) have supplied an accurate Taxpayer Identification Number (usually on an IRS Form W-9), (ii) have not been notified by the IRS that you have failed to properly report payments of interest and dividends and (iii) in certain circumstances, have certified under penalties of perjury that you are not subject to backup withholding and have supplied an accurate Taxpayer Identification Number. However, information reporting will be required in such a case.

Backup withholding is not an additional tax. Any amounts withheld from a payment under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that any required information is furnished to the IRS in a timely manner.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding (and the procedures for obtaining such an exemption) and about any reporting or filing obligations that apply as a result of the acquisition, holding or disposition of the notes. Failure to comply with certain reporting obligations could result in the imposition of substantial penalties.

Non-U.S. Holders

The following discussion applies to you if you are a “non-U.S. Holder.” A “non-U.S. Holder” is a beneficial owner of a note (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is neither a U.S. Holder nor a former citizen or resident of the United States. If you are a former citizen or resident of the United States, you should consult your tax advisor regarding the United States federal income tax consequences of the acquisition, ownership and disposition of a note.

Payments of Interest

Payments of interest that we make to you will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for one of the exceptions described below.

Subject to the discussion of backup withholding and FATCA below, no withholding of United States federal income tax will be required with respect to payments we make to you of interest provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

•

you are neither (1) a controlled foreign corporation (within the meaning of the Code) that is related to us through actual or constructive stock ownership, nor (2) a bank (within the meaning of the Code) receiving interest on a loan entered into in the ordinary course of its trade or business; and

•	you have provided the required certifications as set forth in Section 871(h) and Section 881(c) of the Code.

To satisfy these certification requirements, you generally will be required to provide in the year in which a payment of interest occurs, or in one of the three preceding years, a statement that:

•	is signed by you under penalties of perjury;

•	certifies that you are the beneficial owner of the notes and are not a United States person; and

•	provides your name and address.

This statement generally may be made on an IRS Form W-8BEN or IRS Form W-8BEN-E and you must inform the recipient of any change in the information on the statement within 30 days of such change. Special certification rules apply to non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If you are engaged in a United States trade or business and interest received by you on a note is effectively connected with your conduct of such trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment you maintain), you will be exempt from the withholding of United States federal income tax described above, so long as you have provided an IRS Form W-8ECI or substantially similar substitute form stating that interest on the note is effectively connected with your conduct of a trade or business in the United States. In such a case, you will be subject to tax on interest you receive on a net income basis in the same manner as if you were a U.S. Holder. If you are a corporation, you may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable United States income tax treaty) on your earnings and profits for the tax year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

In addition, you may qualify for an exemption from, or a reduced rate of, United States federal withholding tax under a United States income tax treaty. In general, this exemption or reduced rate of tax applies only if you provide a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, or a substantially similar substitute form, claiming benefits under the applicable United States income tax treaty.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and may be required to be updated periodically. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your tax advisor regarding your entitlement to benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Disposition of Notes

Subject to the discussion of backup withholding and FATCA below, you generally will not be subject to United States federal income tax on any gain realized upon your sale, exchange, redemption or other taxable disposition of notes (excluding any amount allocable to the accrued and unpaid interest which generally will be treated as interest subject to the rules discussed above in “—Payments of Interest”) unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment you maintain); or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of disposition (and you meet other conditions), and you are not eligible for relief under an applicable income tax treaty.

If you are described in the first bullet point above, gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, you may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable United States income tax treaty) on your earnings and profits for the tax year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If the gain from the sale or disposition of your notes is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty.

If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% (or such lower rate as may be specified by an applicable United States income tax treaty) on the amount by which your United States source gains, if any, from the sale or exchange of capital assets exceed your United States source losses, if any, from the sale or exchange of capital assets recognized in the same taxable year by you, provided you timely file a United States federal income tax return with respect to such losses.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments of interest on the notes to non-U.S. Holders detailing the amount of interest paid, regardless of whether any tax was actually withheld and regardless of whether withholding was reduced or eliminated by an applicable United States income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. Holder resides or is established pursuant to the provisions of an applicable United States income tax treaty or agreement with those tax authorities.

Unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition (including a redemption) of a note. You may be subject to backup withholding (currently at a rate of 24%) on payments on the notes or on the proceeds from a sale or other disposition (including a redemption) of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim the exemption from withholding tax on interest described above under “—Payments of Interest” will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code, any regulations or other guidance promulgated thereunder, an agreement described in Section 1471(b)(1) of the Code or any intergovernmental agreement implementing such provisions of the Code or an alternative approach thereto or any laws, regulations, agreements, undertakings or official interpretations implementing any of the foregoing (commonly referred to as the Foreign Account Tax Compliance Act or “FATCA”), a 30% United States federal withholding tax may apply to interest income paid on notes to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as specifically defined in the Code) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner, and certain other specified requirements are met.

In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. In addition, an intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. If an interest payment is subject both to withholding under FATCA and to the withholding tax discussed above under “—Payments of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Under proposed United States Treasury Regulations, upon which taxpayers may rely, gross proceeds from the sale, redemption or other disposition of notes will not be subject to FATCA withholding.

Holders should consult their own tax advisors regarding these rules and whether they may be relevant to their ownership and disposition of notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the notes by (i) “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include plan assets of any of the foregoing described in clauses (i) or (ii) pursuant to ERISA or other applicable law (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Covered Plan or over the management or disposition of a Covered Plan’s assets, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

Any Plan fiduciary that proposes to cause a Plan to purchase or hold the notes should consult with its legal advisors regarding the potential applicability of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA, Section 4975 of the Code or applicable Similar Laws to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA, Section 4975 of the Code or applicable Similar Law. In considering an investment in the notes with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving Covered Plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. Those sections further prohibit a fiduciary from engaging in transactions in which a conflict of interest is deemed present. A party in interest or disqualified person (including a fiduciary) who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of a Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of the notes by a Covered Plan with respect to which we, an underwriter or any of our or their respective affiliates may be considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide exemptions for certain transactions between a Covered Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the Covered Plan assets involved in the transaction) solely by reason of providing services to the Covered Plan or by relationship to a service provider, provided that the Covered Plan has paid no more and received no less than adequate consideration in connection with the transaction. These exemptions do not, however, provide relief from the self-dealing prohibited transactions under ERISA and the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts involving the notes that might be construed as prohibited transactions.

Other Plans

Plans, including governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), and non-U.S. Plans (as defined in Section 4(b)(4) of ERISA), while generally not subject the fiduciary responsibility provisions of Title I of ERISA or to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may be subject to Similar Laws that include similar requirements. However, investment by such plans may be subject to the similar provisions of applicable Similar Laws. Fiduciaries of any such Plans should consult with their legal advisors regarding the potential consequences of an investment in the notes under any applicable Similar Laws before purchasing any notes.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and/or the Code or a similar violation under any applicable Similar Laws.

Representation

Accordingly, by acceptance of and/or holding a note or any interest in a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (a) such purchaser or subsequent transferee is not acquiring or holding the notes for or on behalf of, and no portion of the assets used by such purchaser or transferee to acquire or hold the notes or any interest therein constitutes assets of, any Plan or (b) the acquisition, holding and subsequent disposition of the notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing or holding the notes (including any beneficial interest therein) on behalf of, or with the assets of, any Plan, consult with their advisors regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and/or holding of the notes.

Nothing herein shall be construed as a representation or recommendation that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate or advisable for Plans generally or any particular Plan.

Each purchaser and holder of the notes have the exclusive responsibility for ensuring that its purchase and holding of the notes complies with the fiduciary responsibility rules of Title I of ERISA and does not violate the prohibited transaction rules of ERISA or Section 4975 of the Code or any applicable Similar Laws. Neither this discussion nor anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of any notes (or beneficial interests therein) should consult and rely on their own advisors as to whether an investment in the notes is suitable for the Plan.

UNDERWRITING

Merrill Lynch International, Citigroup Global Markets Limited, ING Bank N.V., Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC, HSBC Bank plc and J.P. Morgan Securities plc are acting as joint book-running managers of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal amount of notes
Merrill Lynch International	€
Citigroup Global Markets Limited
ING Bank N.V.
Deutsche Bank AG, London Branch
Goldman Sachs & Co. LLC
HSBC Bank plc
J.P. Morgan Securities plc
BNP PARIBAS
Scotiabank (Ireland) Designated Activity Company
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.

Total	€

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the underwriters may change the public offering price and other selling terms.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Dover Corporation
Per note		%

We estimate that our total expenses for this offering, other than the underwriting discount, will be approximately $    .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We expect listing of the notes on the NYSE to occur within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We have been advised by certain of the underwriters that they intend to make a market in the notes but the underwriters are not obligated to do so and may discontinue market-making with respect to the notes at any time without notice. We cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the      London business day following the date of the pricing of the notes (“T+    ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes before the date that is one business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+    , to specify alternative settlement arrangements to prevent a failed settlement.

Sales Outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are “accredited investors”, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), as applicable, and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, when an offering memorandum that is delivered to purchasers contains a misrepresentation. These rights and remedies must be exercised within prescribed time limits and are subject to the defenses contained in applicable securities legislation. Prospective purchasers should refer to the applicable provisions of the securities legislation of their respective province or territory for the particulars of these rights or consult with a legal adviser.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, the notes have not been offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of

Article 4(1) of MiFID II. Consequently, no key information document required by the PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation. Neither we nor the joint book-running managers have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the joint book-running managers to publish a prospectus for such offer.

Notice to Prospective Investors in the United Kingdom

The notes have not been offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the UK PRIIPs Regulation for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the FSMA and the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.

In addition, in the United Kingdom, the notes may only be offered by a person that:

•

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has been or will be made to admit the securities to trading on any trading venue (Exchange of multilateral trading facility) in Switzerland.

Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to articles 35 et seqq. and article 69 of the FinSA, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, nor the Company nor the notes has been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of Securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA. Neither the securities nor the offering have been, nor will they be, authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, the investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Securities.

Notice to Prospective Investors in Hong Kong

WARNING: The contents of this document have not been reviewed or approved by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer of the notes. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of the Laws of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended). Accordingly, none of the notes nor any interest therein may be sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and all other applicable laws and regulations of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”) pursuant to Section 274 of the SFA, or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and will not be offered, sold or delivered at any time, directly or indirectly, in the

Republic of China or to, or for the account or benefit of, any resident of the Republic of China. No person or entity in the Republic of China has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) (“Corporations Act”) in relation to the notes has been, or will be, lodged with the Australian Securities and Investments Commission (“ASIC”). Each underwriter:

(a)	has not distributed or published, and will not distribute or publish, any prospectus, offering circular or any other offering material or advertisement relating to the notes in Australia; and

(b)

has not (directly or indirectly) made or invited, and will not make or invite, an offer of the notes for issue or sale in Australia (including an offer or invitation which is received by a person in Australia), unless:

(a)

the aggregate consideration payable by each offeree or invitee in Australia (including any person who receives an offer or invitation or offering materials in Australia) is at least A$500,000 (or its equivalent in other currencies, in either case, disregarding moneys lent by the offeror or its associates), or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or Chapter 7 of the Corporations Act;

(b)	the offer or invitation is not made to a person who is a “retail client” within the meaning of section 761G of the Corporations Act;

(c)	such action complies with all applicable laws, regulations and directives in Australia (including without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act); and

(d)	such action does not require any document to be lodged with ASIC or the Australian Securities Exchange operated by ASX Limited (ABN 98 008 624 691).

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

Each underwriter has not offered and will not offer the notes to any person in the Dubai International Financial Centre (the “DIFC”) unless such offer is an “Exempt Offer” in accordance with the Markets Rules (MKT), inter alia:

(a)	an offer made to or directed at only professional clients other than natural persons;

(b)	an offer in or from the DIFC which is directed at fewer than 50 persons in any 12-month period, excluding professional clients who are not natural persons;

(c)	an offer where the total consideration to be paid by a person to acquire the notes is at least U.S.$100,000, or an equivalent amount in another currency;

(d)	an offer where the notes are denominated in amounts of at least U.S.$100,000, or an equivalent amount in another currency; or

(e)	an offer where the total aggregate consideration for the notes offered is less than U.S.$100,000, or an equivalent amount in another currency, calculated over a period of 12 months.

Notice to Prospective Investors in the United Arab Emirates (excluding the Dubai International Financial Centre and the Abu-Dhabi Global Market)

Each underwriter will only offer the notes to Qualified Investors as defined in ESCA regulation no.17/2014 in relation to the issuance of notes and as such that the notes are exempt from the application of the said regulation.

Price Stabilization

In connection with the issue of the notes, Citigroup Global Markets Limited (in this capacity, the “Stabilizing Manager”) (or any person acting on behalf of the Stabilizing Manager) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made, and, if begun, may cease at any time. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the Stabilizing Manager.

Any stabilization action may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of stabilization actions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any stabilization action, it may discontinue them at any time.

Other Relationships

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of certain of the underwriters are agents and/or lenders under our revolving credit facility. In addition, certain of the underwriters and/or their affiliates may hold positions in the 3.150% notes due 2025, which may be repaid at maturity with the net proceeds of this offering, and therefore may receive a portion of such proceeds upon such repayment. Also, affiliates of J.P. Morgan Securities plc, one of the underwriters, own approximately 7% of our common stock, based on information contained in a Schedule 13G/A filed with the SEC on October 10, 2024.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters or their affiliates have a lending relationship with us, and may routinely hedge and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Ivonne M. Cabrera, our Senior Vice President, General Counsel and Secretary, will pass upon the validity of the notes for us. Certain other legal matters will be passed upon for us by Baker & McKenzie LLP. Simpson Thacher & Bartlett LLP, New York, New York will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

DEBT SECURITIES

We may offer and sell from time to time our debt securities in one or more offerings. This prospectus provides you a general description of the debt securities we may offer. We will describe the specific terms of the debt securities that we offer, and the specific manner in which they may be offered, in one or more prospectus supplements at the time of each offering.

We may sell the debt securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods. If any offering involves underwriters, dealers or agents, we will describe our arrangements with them in the prospectus supplement that relates to that offering.

This prospectus may not be used to offer and sell the debt securities unless accompanied by a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. Before you invest in any debt securities, you should read this prospectus and the applicable prospectus supplement or supplements, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “DOV”. As of the date of this prospectus, none of the debt securities that we may offer for sale by this prospectus are listed on any national securities exchange or automated quotation system. The applicable prospectus supplement will contain information, where applicable, as to the listing of any other securities on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our debt securities involves risk. See “Risk Factors” on page 1 of this prospectus.

The date of this prospectus is February 24, 2023.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or free writing prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should only assume that the information in this prospectus or any prospectus supplement or supplements is accurate as of the date on the front of the respective document. Our business, properties, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these debt securities in any state where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)). By using an automatic shelf registration statement, we may, at any time and from time to time, sell debt securities under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the debt securities that we may offer. Each time we use this prospectus to offer debt securities, we will provide you with a prospectus supplement or supplements that will describe the specific terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

To understand the terms of our debt securities, you should carefully read this document and the applicable prospectus supplement or supplements. Together they provide the specific terms of the debt securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” for information on our company and our business, properties, financial condition, results of operations and prospects.

References in this prospectus to “Dover,” the “Company,” “we,” “us” and “our” refer to Dover Corporation and its subsidiaries.

ii

DOVER CORPORATION

We are a diversified global manufacturer and solutions provider delivering innovative equipment and components, consumable supplies, aftermarket parts, software and digital solutions and support services through five operating segments: Engineered Products, Clean Energy & Fueling, Imaging & Identification, Pumps & Process Solutions, and Climate & Sustainability Technologies.

We were incorporated in 1947 in the State of Delaware and became a publicly traded company in 1955.

Our corporate headquarters are located at Dover Corporation, 3005 Highland Parkway, Downers Grove, IL 60515, and our telephone number is (630) 541-1540.

Our website is www.dovercorporation.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

RISK FACTORS

Our business is subject to risks and uncertainties. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and other SEC filings. It is possible that our business, properties, financial condition, results of operations or prospects could be materially adversely affected by any of these risks and uncertainties.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on website at www.dovercorporation.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute part of this prospectus, the registration statement of which it forms a part, any prospectus supplement, or any other documents we file with or furnish to the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information which we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other filings with the SEC.

We incorporate by reference the following documents that we previously filed with the SEC (SEC File No. 001-04018) (other than any information in such documents that is deemed not to be filed):

•	our annual report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 10, 2023;

•

information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021 from our definitive proxy statement on Schedule 14A filed with the SEC on March, 17, 2022; and

•	our current reports on Form 8-K, filed with the SEC on February 9, 2023 (excluding information furnished therein under Item 7.01) and February 16, 2023.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of the filing of the registration statement and prior to the termination of the offering; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus.

You may obtain a free copy of these filings from us by telephoning or writing to us at our principal executive offices: Dover Corporation, 3005 Highland Parkway, Downers Grove, IL 60515, Attention: Corporate Secretary, Telephone: (630) 541-1540.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus may constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements may be indicated by words such as “may,” “anticipate,” “expect,” “believe,” “intend,” “continue,” “guidance,” “estimates,” “suggest,” “will,” “plan,” “should,” “would,” “could,” “forecast” and other words and terms that use the future tense or have a similar meaning but the absence of such words or phrases does not mean that particular statements are not forward-looking. Forward-looking statements are based on current expectations and are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Dover’s control.

Factors that could cause actual results to differ materially from current expectations, include, among other things, the factors discussed under “Risk Factors” herein, under “Risk Factors” in our filings with the SEC incorporated by reference and the factors listed below:

•	general economic conditions and conditions in the particular markets in which Dover operates;

•	supply chain constraints and labor shortages that could result in production stoppages;

•	Inflation in material input costs and freight logistics;

•	the impact of COVID-19 or other future pandemics on the global economy and our customers. suppliers, employees, business and cash flows;

•	changes in customer demand and capital spending;

•	competitive factors and pricing pressures;

•	Dover’s ability to develop and launch new products in a cost-effective manner;

•	changes in law, including developments with respect to trade policy and tariffs;

•	Dover’s ability to identify and complete acquisitions and integrate and realize synergies from newly acquired businesses;

•	the impact of interest rate and currency exchange rate fluctuations;

•	capital allocation plans and changes in those plans, including with respect to dividends, share repurchases, investments in research and development, capital expenditures and acquisitions;

•	Dover’s ability to derive expected benefits from restructuring, productivity initiatives and other cost reduction actions;

•	changes in material costs or the supply of input materials;

•	the impact of legal compliance risks and litigation, including with respect to product quality and safety, cybersecurity and privacy; and

•	Dover’s ability to capture and protect and enforce intellectual property rights.

We do not undertake to update any forward-looking statement that we may make from time to time, except as required by law.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, any future acquisitions and the repurchase, redemption or retirement of securities, including shares of our common stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. We will issue the debt securities under an indenture dated February 8, 2001, as amended, between us and The Bank of New York Mellon, as trustee. A copy of the indenture is filed as or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We may issue debt securities from time to time in one or more series. We will describe in a prospectus supplement the particular terms of each series, or of debt securities forming a part of a series, which are offered by that prospectus supplement. If any information in the prospectus supplement differs from the general terms described below, you should rely on the information in the prospectus supplement with respect to the particular debt securities being offered.

The following description of the debt securities summarizes certain of the material provisions of the indenture and the debt securities. This summary is not intended to be a full restatement of all the terms of the debt securities. We urge you to read the indenture and, with respect to any particular debt securities, the indenture supplement related to such debt securities which will be described in the applicable prospectus supplement or supplements, because they, and not this description, will define your rights as a holder of the debt securities.

The numerical references in parentheses below are to sections of the indenture. Unless otherwise indicated, terms used in the following summary that are defined in the indenture have the meanings used in the indenture.

We conduct substantially all our business through subsidiaries. Although the debt securities are our senior obligations, they are effectively subordinated to all existing and future liabilities of our subsidiaries. The indenture does not restrict the ability of our subsidiaries to incur indebtedness. Because we are a holding company, our ability to service our indebtedness is dependent on dividends and other payments made to us on our investments in our subsidiaries.

General

The indenture provides that we may issue debt securities in separate series from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. (Section 301) The debt securities will be our unsecured obligations and will rank on parity with all of our other unsecured and unsubordinated indebtedness.

We will set forth in the applicable prospectus supplement or supplements the price or prices at which the debt securities we will offer will be issued. We will also describe the following terms of such debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the date or dates on which the principal of any of the debt securities will be payable;

•

the person to whom any interest on any of the debt securities of the series will be payable, if other than the person in whose name that debt security is registered at the close of business on the regular record date for such interest;

•

the rate or rates at which any of the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the regular record date for any such interest payable on any interest payment date;

•	the place or places where the principal of and any premium and interest on any of the debt securities will be payable;

•	the period or periods within which, the price or prices at which and the terms and conditions on which we may redeem any of the debt securities in whole or in part, at our option;

•

our obligation, if any, to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at the option of the holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which we will redeem or purchase any of the debt securities in whole or in part, pursuant to any such obligation;

•	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

•

if other than the currency of the United States of America, (a) the currency, currencies or currency units in which the principal of or any premium or interest on any of the debt securities will be payable, and (b) the manner in which the equivalent of the principal amount thereof in the currency of the United States of America will be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time;

•

if other than the entire principal amount of the debt securities, the portion of the principal amount of any of the debt securities which will be payable upon declaration of acceleration of the maturity thereof;

•

if the principal amount payable at the stated maturity of any of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date, or, in any such case, the manner in which the deemed principal amount is to be determined;

•

if applicable, that the debt securities, in whole or any specified part, are defeasible pursuant to certain provisions of the indenture and, if other than by a board resolution, the manner in which any election by the Company to defease such securities shall be evidenced;

•

whether any of the debt securities will be issuable in whole or in part in the form of one or more global securities and, if so, the respective depositaries for the global securities and the form of any legend or legends any such global security will bear in addition to or in lieu of the legend referred to in the indenture;

•

if different from those described in the indenture, any circumstances under which any global security may be exchanged in whole or in part for debt securities registered, and any transfer of a global security in whole or in part may be registered, in the names of persons other than the depositary for such global security or its nominee;

•

any addition to or change in the events of default applicable to any of the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indenture applicable to any of the debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture. (Section 301)

We may sell debt securities, including original issue discount securities, at a substantial discount below their principal amount. We may describe in the applicable prospectus supplement or supplements certain special United States federal income tax considerations, if any, applicable to debt securities sold at an original issue discount. In addition, we may describe in the applicable prospectus supplement or supplements certain special United States federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement or supplements, only in denominations of $1,000 and integral multiples thereof. (Section 302)

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

Subject to the terms of the indenture and the limitations applicable to global securities, holders may present debt securities for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed, at the office of the security registrar or at the office of any transfer agent we designate for such purpose. Holders will not incur any service charge for any registration of transfer or exchange of debt securities. We may require, however, payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration. Such transfer or exchange will occur at such time as the security registrar or such transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar. We will name in the applicable prospectus supplement or supplements any transfer agent, in addition to the security registrar, we initially designate for any debt securities. (Section 305) We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)

If the debt securities of any series, or of any series and specified terms, are to be redeemed in part, we will not be required to:

•

issue, register the transfer of or exchange any security of that series, or of that series and specified terms, as the case may be, during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such security that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any security so selected for redemption, in whole or in part, except the unredeemed portion of any such security being redeemed in part. (Section 305)

Global Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the debt securities represented thereby. Each global security (a) will be registered in the name of a depositary or a nominee of such depositary identified in the applicable prospectus supplement or supplements, (b) will be deposited with such depositary or nominee or a custodian, and (c) will bear a legend regarding the restrictions on exchanges and registration of transfer of such security referred to below and any such other matters as may be provided for pursuant to the indenture.

Notwithstanding any provision of the indenture or any security described here, no global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as a depositary as required by the indenture;

•	there has occurred and is continuing an event of default with respect to the debt securities represented by such global security; or

•	there exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement.

All securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct. (Sections 204 and 305)

As long as the depositary, or its nominee, is the registered holder of a global security, we will consider the depositary or such nominee, as the case may be, to be the sole owner and holder of such global security and the debt securities represented thereby for all purposes under the debt securities and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not:

•	be entitled to have such global security or any debt securities represented thereby registered in their names;

•	receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor; or

•	be considered to be the owners or holders of such global security or any debt securities represented thereby for any purpose under the debt securities or the indenture.

We will make all payments of principal of and any premium and interest on a global security to the depositary or its nominee, as the case may be, as the holder of such security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, and to persons that may hold beneficial interests through these institutions. These institutions are called participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by (a) the depositary, with respect to participants’ interests, or (b) any such participant, with respect to interests of persons held by such participant on their behalf. Payments, transfers, exchanges and others matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. We, the trustee and any of our agents will not have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a security on any interest payment date will be made to the person in whose name such security, or one or more predecessor securities, is registered at the close of business on the regular record date for such interest. (Section 307)

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled to such payment as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement or supplements the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents we initially designate for the debt securities of a particular series will be named in the applicable prospectus supplement or supplements. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 1002)

All moneys we pay to a paying agent for the payment of the principal of or any premium or interest on any security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such security after such time may look only to us for payment of the principal of or any premium or interest on the security. (Section 1003)

Covenants

The indenture contains the following covenants:

Limitation on Secured Debt

We may not, and may not permit any restricted subsidiary to, incur or guarantee any evidence of indebtedness for money borrowed secured by a lien on any (a) principal property or any part thereof, (b) capital stock of a restricted subsidiary we or any restricted subsidiary now own or hereafter acquire or (c) debt of a restricted subsidiary owed to us or any of our restricted subsidiaries, except if:

•	we effectively provide that the debt securities are secured equally and ratably with, or, at our option, prior to, such secured debt; and

•

any other debt required to be so secured, unless the aggregate amount of all such secured debt, plus all our and our restricted subsidiaries’ attributable debt with respect to sale and leaseback transactions involving principal properties (with the exception of such transactions which are excluded under the indenture), would not exceed 10% of our consolidated net tangible assets.

The foregoing restriction will not apply to, and we will exclude from debt in any computation under such restriction, the following items:

•	debt secured by a lien in our favor or in favor of a restricted subsidiary;

•	debt secured by a lien in favor of governmental bodies to secure progress or advance payments or payments pursuant to contracts or statute;

•	debt secured by a lien on property, capital stock or debt existing at the time of acquisition thereof, including acquisition through merger, consolidation or otherwise;

•

debt incurred or guaranteed to finance the acquisition of property, capital stock or debt, or to finance construction on, or improvement or expansion of, property, which debt is incurred within 180 days of such acquisition or completion of construction, improvement or expansion, and is secured solely by a lien on the property, capital stock or debt acquired, constructed, improved or expanded;

•	debt consisting of industrial revenue or pollution control bonds or similar financing secured solely by a lien on the property the subject thereof; or

•	any extension, renewal or replacement of any debt referred to in the third and fourth clauses above. (Section 1008).

Limitation on Sale and Leaseback Transactions

Neither we nor any restricted subsidiary may enter into any sale and leaseback transaction involving any principal property or any part thereof after the date of the indenture unless the aggregate amount of all our attributable debt and that of our restricted subsidiaries with respect to such transactions plus all secured debt to which the restrictions described above apply would not exceed 10% of our consolidated net tangible assets.

The foregoing restriction will not apply to any sale and leaseback transaction, and we will exclude any sale and leaseback transaction from attributable debt in any computation under such restriction, if:

•	the lease is for a period of three years or less, including renewal rights;

•	the lease secures or relates to industrial revenue or pollution control bonds or similar financing;

•	the transaction is between us and a restricted subsidiary or between restricted subsidiaries; or

•

we or such restricted subsidiary, within 180 days after the sale is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of the principal property leased or (B) the fair market value of the principal property leased either to (1) the retirement of debt securities, other of our funded debt ranking on a parity with the debt securities, or funded debt of a restricted subsidiary or (2) the purchase of other property which will constitute a principal property having a value at least equal to the value of the principal property leased. (Section 1009)

Mergers, Consolidations and Certain Sales of Assets

We will not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of our properties and assets to any person or group of affiliated persons or permit any of our restricted subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of our and our restricted subsidiaries’ properties and assets on a consolidated basis to any other person or group of affiliated persons, unless the following conditions, among others, are met. In a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, our successor entity must be organized under the laws of the United States of America or any State thereof or the District of Columbia and must expressly assume, by a supplemental indenture executed and delivered to the trustee in form satisfactory to the trustee, all of our obligations under the indenture. Immediately before and after giving effect to such transaction and treating any debt which becomes our or our restricted subsidiary’s obligation as a result of such transaction as if incurred at the time of the transaction, no event of default or event that with the passing of time or the giving of notice, or both, would constitute an event of default can have occurred and be continuing. If, as a result of any such transaction, our property or assets or that of any restricted subsidiary would become subject to a lien prohibited by the provisions of the indenture, we or our successor entity must have secured the debt securities as required by the indenture.

Events of Default

Each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

•	failure to pay principal of or any premium on any security of that series when due;

•	failure to pay any interest on any debt securities of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any security of that series;

•

failure to perform any other of our covenants in the indenture, other than a covenant included in the indenture solely for the benefit of a series other than that series, continued for 60 days after written notice has been given by the trustee, or the holders of at least 10% in principal amount of the outstanding debt securities of that series, as provided in the indenture; and

•	certain events in bankruptcy, insolvency or reorganization involving us or any restricted subsidiary. (Section 501)

If an event of default, other than the last event of default described in the paragraph above, with respect to the debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series, or, in the case of any security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such security, or such other amount in lieu of such principal amount, as may be specified in the terms of such security, to be due and payable immediately. If the last event of default described in the paragraph above with respect to the debt securities of any series at the time outstanding occurs, the principal amount of all the debt securities of that series, or, in the case of any such original issue discount security or other security, such specified amount, will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived as provided in the indenture. (Section 502)

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 512)

No holder of a security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

•

the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507)

However, such limitations do not apply to a suit instituted by a holder of a security for the enforcement of payment of the principal of or any premium or interest on such security on or after the applicable due date specified in such security. (Section 508)

We will furnish to the trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults. (Section 1004)

Modification and Waiver

Supplemental Indentures Requiring Consent of Holders

We (with the authorization of our board of directors) and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding security affected by such modification or amendment:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any security;

•	reduce the principal amount of, or any premium or interest on, any security;

•	reduce the amount of principal of an original issue discount security or any other security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any security;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•

modify such provisions with respect to modification and waiver except to increase percentages or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected thereby. (Section 902)

Supplemental Indentures Not Requiring Consent of Holders

Without the consent of any holders of debt securities, we and the trustee may supplement the indenture, among other things, to:

•	evidence that another entity has succeeded us and assumed the covenants and obligations of us under the debt securities and the indenture;

•	add covenants for the benefit of the holders of debt securities, or to surrender any right or power conferred to us under the indenture;

•	add additional events of default for the benefit of holders of debt securities;

•

add to or change any provision in the indenture to the extent necessary for the debt securities to be issued in bearer form, and with or without interest coupons, or to permit the issuance of debt securities in uncertificated form;

•

modify or eliminate any provision of the indenture in respect of the debt securities; provided that such modification (A) will not apply to any debt security created prior to the execution of such supplemental indenture and entitled to the benefit of the existing provision, nor modify the rights of the holder of any debt securities with respect to the existing provision or (B) will only become effective with there is no such debt security outstanding.

•	pledge property to the trustee as security for the debt securities;

•	establish the form and terms of any series of debt securities as permitted by in the indenture;

•	evidence any change of the trustee with respect to any series of debt securities, or provide for the administration of the trusts under the indenture by an additional trustee; or

•

cure any ambiguity, correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision in the indenture or make any other provisions with respect to matters or questions arising under the indenture; provided that the interests of the holders of the debt securities are not adversely affected. (Section 901)

The holders of a majority in principal amount of the outstanding debt securities of any series may waive our compliance with certain restrictive provisions of the indenture. (Section 1010) The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding security of such series affected. (Section 513)

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the indenture as of any date:

•

the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity thereof to such date;

•

if, as of such date, the principal amount payable at the stated maturity of a security is not determinable, for example, because it is based on an index, the principal amount of such security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such security; and

•

the principal amount of a security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such security, of the principal amount of such security, or, in the case of a security described in either of the first two clauses above, of the amount described in that clause. Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1302 of the indenture, will not be deemed to be outstanding. (Section 101)

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. Holders of the requisite principal amount of such debt securities within a specified period following the record date must take such action for it to be effective. For any particular record date, this period will be 180 days or such period as we may specify, or as the trustee may specify, if it set the record date, and may be shortened or lengthened, but not beyond 180 days, from time to time. (Section 104)

Redemption

The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement or supplements for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. (Section 1104) On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 1105)

If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (Section 1103) After the redemption date, such securities shall cease to bear interest, and holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (Section 1106)

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement or supplements, we may elect, at our option at any time, to have certain provisions of the indenture relating to defeasance and discharge of indebtedness or defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series. (Section 1301)

Defeasance and Discharge

The indenture provides that, upon our exercise of our option, if any, to have Section 1302 of the indenture applied to any debt securities, we will be discharged from all our obligations with respect to such debt securities, except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

•	we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling; or

•	there has been a change in tax law;

in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

Defeasance of Certain Covenants

The indenture provides that, upon our exercise of our option, if any, to have Section 1303 of the indenture applied to any debt securities, we may omit to comply with certain restrictive covenants, including any that may be described in the applicable prospectus supplement or supplements, and the occurrence of certain events of default, including any that may be described in the applicable prospectus supplement or supplements, will be deemed not to be or result in an event of default, in each case with respect to such debt securities. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of such debt securities, money or U.S. Government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercised this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments. (Sections 1303 and 1304)

Notices

We will provide notices to holders of debt securities by mail to the addresses of such holders as they may appear in the security register. (Sections 101 and 106)

Title

We, the trustee and any of our agents or those of the trustee may treat the person in whose name a security is registered as the absolute owner of such security, whether or not such security may be overdue, for the purpose of making payment and for all other purposes. (Section 308)

Governing Law

The indenture and the debt securities will be governed by, and construed and enforced in accordance with, the law of the State of New York. (Section 112)

Certain Definitions

Set forth below is a summary of certain defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other term used herein for which no definition is provided. (Section 101)

“Attributable Debt” means, with respect to a lease in a sale and leaseback transaction, the total net amount of rent required to be paid during the remaining primary term of such lease, discounted at a rate per annum equal to 6.45% calculated in accordance with generally accepted accounting practices. The net amount of rent required to be paid under any such lease for any such period will be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, utility, operating and labor costs and similar charges.

“Capital Stock” means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participation, including partnership interests, whether general or limited, of such person.

“Consolidated Net Tangible Assets” means the aggregate amount of our assets and that of our subsidiaries after deducting (a) all liabilities other than deferred income taxes, commercial paper, short-term bank debt, funded debt and shareholders’ equity, and (b) all goodwill and other intangibles.

“Funded Debt” means (a) all debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (b) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles, such rental obligations to be included as funded debt at the amount so capitalized at the date of such computation and to be included for the purposes of the definition of consolidated net tangible assets both as an asset and as funded debt at the amount so capitalized.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement, or any equivalent of any of the foregoing under the laws of any applicable jurisdiction, on or with respect to such property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Principal Property” means any facility we or any restricted subsidiary owns the gross book value of which, including related land, improvements, machinery and equipment so owned, without deduction of any depreciation reserves, on the date as of which the determination is being made exceeds 1% of consolidated net tangible assets.

“Restricted Subsidiary” means any subsidiary which owns a principal property.

“Sale and Leaseback Transaction” means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person more than 180 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement will be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

“Subsidiary” means (a) a corporation more than 50% of the voting stock of which we and/or one or more subsidiaries owns or (b) any other person (other than a corporation) of which we and/or one or more subsidiaries has at least a majority ownership and power to direct the policies, management and affairs.

PLAN OF DISTRIBUTION

We may offer and sell the debt securities that may be offered pursuant to this prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will set forth in the applicable prospectus supplement a description of the specific plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

The validity of the debt securities offered by this prospectus and any prospectus supplement or supplements will be passed upon for us by Ivonne M. Cabrera, Esq., our Senior Vice President, General Counsel and Secretary.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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Dover Corporation

 % Notes due

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities

Citigroup

ING

Deutsche Bank

Goldman Sachs & Co. LLC

HSBC

J.P. Morgan

Co-Managers

BNP PARIBAS

Scotiabank

US Bancorp

Academy Securities

    , 2025